Exhibit 10.9
GENERAL RELEASE AND WAIVER

For the purpose of this General Release and Waiver (“Agreement”) the following terms and definitions shall apply:

(a) “Schmidt” shall mean Oscar Alberto Schmidt and his actual and potential heirs, devisees, executors, administrators, personal representatives, successors and assigns.

(b) “MetLife” shall mean MetLife Group, Inc., a wholly owned subsidiary of MetLife, Inc., a Delaware corporation.

(c) “Debatable Argentine Severance Benefits” shall mean any severance potentially due under certain court's interpretation in connection with the termination of Schmidt’s employment with MetLife in Argentina, other than the Minimum Statutory Benefits.

(d) “Minimum Statutory Benefits” shall mean those benefits required under a strict interpretation of the provisions set forth by sections 232, 233 and 245 of the Employment Contract Law (Argentine law 20,744, as amended), provided, however, that such Minimum Statutory shall not be less than the Minimum Statutory Benefits to which Schmidt would have been entitled had he terminated employment with MetLife as of May 1, 2018.

(e) “Claims and Causes of Action” shall mean and include any and all claims, actions, liability, injuries, lawsuits, obligations, actual legal fees and expenses, demands, benefits, debts, damages, losses, costs, expenses, sums of money, back pay, losses of services, attorney’s fees, attachments, garnishments, judgments, actions and causes of action, rights of any kind or of any nature whatsoever, whether in law or equity, now known or unknown, accrued or unaccrued, whether direct or derivative, under Argentine law, related to any claim relating to Debatable Argentine Severance Benefits.

WHEREAS, Schmidt agrees that, this Agreement is null and void and all offers set forth under it are withdrawn unless this Agreement is executed by him and returned to MetLife c/o Margery Brittain at 200 Park Avenue, New York, NY 10166 so that it is received at that address on or before the close of business on May 1, 2018; and

WHEREAS, Schmidt may be entitled to receive Minimum Statutory Benefits in the case of a termination by dismissal without cause and may decide to make a claim for additional Debatable Argentine Severance Benefits; and

WHEREAS, MetLife, Inc. may appoint Schmidt to an Executive Officer position with MetLife, Inc., but is not willing to incur additional costs that may arise from Debatable Argentine Severance Benefits; and

WHEREAS, Schmidt is willing to waive any claim to Debatable Argentine Severance Benefits in Argentina other than the Minimum Statutory Benefits and other Claims and Causes of Action contingent on such an appointment;

NOW, THEREFORE, in the event that MetLife appoints Schmidt to an Executive Officer position (within the meaning of Title 17, Section 240.3b-7 of the Code of Federal Regulations), in consideration of such appointment and other good and valuable consideration, Schmidt agrees as follows:

1. RELEASE AND RENUNCIATION: In the event that MetLife, Inc. appoints Schmidt to an Executive Officer position on or before May 1, 2018, Schmidt forever renounces, releases, disclaims, and relinquishes for all time, any and all right, title, and interest he has or may have in any Debatable Argentine Severance Benefits; and Schmidt releases, remises, and discharges MetLife and every company within the MetLife, Inc. corporate structure, its and their parents, subsidiaries, affiliates and agents and their past, present, and future directors, officers, employees, agents, representatives, successors and assigns from any and all Claims and Causes of Actions that he has now, ever had, or will have, whether known or unknown and whether foreseen or unforeseen, relating to any Debatable Argentine Severance Benefits and other claims related to Schmidt’s appointment to an Executive Officer position with MetLife, Inc.

2. CONSIDERATION: In consideration for the release set forth in Paragraph 1 of this Agreement, MetLife agrees to appoint Schmidt an Executive Officer Position (within the meaning of Title 17, Section 240.3b-7 of the Code of Federal Regulations), effective only upon the approval of the Compensation Committee and/or the Board of Directors of MetLife, Inc.
3. VOLUNTARY EXECUTION/REPRESENTATION BY COUNSEL: Schmidt understands, agrees and acknowledges that he has voluntarily entered into this Agreement without reliance on any statements or representations of MetLife or their representatives except as stated herein. Schmidt represents that he has full legal capacity to enter into this Agreement and has done so willingly and voluntarily. Schmidt further represents that he has read this Agreement prior to its execution and understands its terms, and has had the opportunity to consult with Argentine counsel of his own choosing.

4. ENTIRE AGREEMENT: This Agreement constitutes the entire agreement of Schmidt and MetLife as related to Debatable Argentine Severance Benefits. This Agreement cancels and supersedes any and all prior agreements and negotiations by and between Schmidt and MetLife related specifically and exclusively to Debatable Argentine Severance Benefits. This Agreement shall not be modified, amended or superseded except in writing signed by Schmidt and MetLife.

5. ADMINISTRATIVE, TYPOGRAPHIC, OR MINISTERIAL ERROR: This Agreement shall not be invalid as a consequence of any administrative, typographic, or ministerial error.

6. NO ADMISSION OF LIABILITY OR WRONGDOING: Neither by the consummation of this Agreement, nor by any other action, does MetLife or any of its affiliates acknowledge or admit the taking of any wrongful action or the existence of any liability with respect Debatable Argentine Severance Benefits.

7. BENEFITS HAVE NOT BEEN PREVIOUSLY ASSIGNED: Schmidt expressly warrants and represents that he has not assigned or transferred to anyone else any right, title, interest, or claim that he has or may have related to Debatable Argentine Severance Benefits and that he will indemnify MetLife and hold it harmless against any claims based on any assignment he has given.

EFFECTIVE ONLY UPON APPROVAL BY THE COMPENSATION COMMITTEE AND/OR BOARD OF DIRECTORS OF METLIFE, INC., IT IS UNDERSTOOD AND AGREED THAT ANY AND ALL PAST, PRESENT AND FUTURE CLAIMS AND CAUSES OF ACTION RELATED TO DEBATABLE ARGENTINE SEVERANCE BENEFITS, AS SET FORTH ABOVE, ARE HEREBY FULLY AND FOREVER RELEASED AND EXTINGUISHED.

IN WITNESS WHEREOF, Schmidt has signed this Agreement on the date set forth below:

Signed: /s/Oscar Alberto Schmidt_
Oscar Alberto Schmidt

Date: 04/27/2018___, 2018

METLIFE, INC., AS SOLE SHAREHOLDER OF METLIFE GROUP, INC

By: /s/Susan M. Podlogar
Print Name: SUSAN M. PODLOGAR
MetLife, Inc. Title: EVP - CHRO

Date: APRIL 24        , 2018

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